EXHIBIT 24.1

POWER OF ATTORNEY

The undersigned director and/or officer of Sprint Corporation, a Delaware corporation (the “Company”), hereby constitutes and appoints Daniel R. Hesse, Joseph J. Euteneuer, Charles R. Wunsch, and Greg D. Block, and each of them, with full power of substitution and resubstitution, as attorneys-in-fact or attorney-in-fact of the undersigned, for him or her and in his or her name, place and stead, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) one or more registration statements on Forms S-3 and S-8 (the “Registration Statements”) relating to the registration of certain of the Company’s securities, with any and all amendments, supplements and exhibits thereto, including post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, or any other document with any state securities commission or other regulatory authority with respect to the securities covered by such Registration Statements, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done, hereby ratifying and approving the acts of said attorneys and each of them and any substitute or substitutes.

Signature	Title	Date

/s/ Daniel R. Hesse	Chief Executive Officer (Principal Executive Officer and Director)	July 10, 2013
Daniel R. Hesse

/s/ Joseph J. Euteneuer	Chief Financial Officer (Principal Financial Officer)	July 22, 2013
Joseph J. Euteneuer

/s/ Ryan H. Siurek	Vice President and Controller (Principal Accounting Officer)	July 23, 2013
Ryan H. Siurek

Director, Chairperson
Masayoshi Son

/s/ Ronald D. Fisher	Director, Vice Chairperson	July 23, 2013
Ronald D. Fisher

/s/ Michael G. Mullen	Director	July 10, 2013
Michael G. Mullen

/s/ Robert R. Bennett	Director	July 10, 2013
Robert R. Bennett

/s/ Gordon M. Bethune	Director	July 10, 2013
Gordon M. Bethune

/s/ Frank Ianna	Director	July 10, 2013
Frank Ianna